EXHIBIT 21

LIST OF SUBSIDIARIES OF
DARWIN PROFESSIONAL UNDERWRITERS, INC.

SUBSIDIARIES OF DARWIN

Darwin Group, Inc. (Delaware) (100)%
Darwin National Assurance Company (Delaware) (100)%
Darwin Select Insurance Company (Arkansas) (100)%
Vantapro Specialty Insurance Company (Illinois) (100)%
Evolution Underwriting, Inc. (Delaware) (100)%
Agency Marketing Services, Inc. (Florida) (100)%
All-South Professional Liability, Inc. (Florida) (100)%
Raincross Insurance Company (Florida) (100%)

S-16